[GRAPHIC OMITTED]                                         PRESS RELEASE

                                                          N.E.T.
                                                          6500 PASEO PADRE
                                                          PARKWAY
                                                          FREMONT, CA 94555
                                                          TEL: 510-574-2476
                                                          FAX: 510-574-4011

FOR IMMEDIATE RELEASE:                                    Media Contact:
                                                          John Batty, CFO
                                                          (510) 574-2450

                                                          Brenda Ropoulos
                                                          (510) 574-2508

             N.E.T. Reorganizes to Accelerate Broadband Development

      Fremont, CA, January 20, 2000 -- N.E.T. (NYSE: NWK), a leading supplier of multiservice wide area networking equipment, announced today that it has initiated an aggressive reorganization of the company to focus on its broadband strategy and more effectively manage its narrowband business. The reorganization includes creation of two business units: one dedicated to delivering N.E.T.'s broadband strategy, and the other to manage the continuing opportunities in the narrowband market. The goal is to operate the broadband unit in a start up-like environment while the narrowband unit will be operated to support the company's multiservice networking customers, government business and partners worldwide.

      In addition, the company will consolidate its sales and service team in Vienna, Virginia where it has existing facilities to support customers. This will increase efficiencies and reduce duplication within the organization.

      "It is very evident that circuit to packet migration is occurring much more rapidly than we anticipated. N.E.T.'s future success depends on our ability to effectively deliver on our broadband strategy," said Bert Whyte, president and CEO of N.E.T. "We have great narrowband technology and yet we must work to manage this business more effectively. We already have a talented engineering team with experience and expertise in voice, ISDN, Frame Relay and ATM technologies. Our recent acquisition of FlowWise Networks adds IP skills to this team. This reorganization provides N.E.T. with the platform to successfully deliver on a strategy that could capture a significant piece of the broadband market opportunity."


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      As part of this reorganization and focus on market opportunities, the company is reducing its workforce by approximately 30 percent worldwide. Management believes the new business unit structure, however, will enable the company to better respond to market dynamics and customer requirements.

      According to John Batty, N.E.T.'s CFO, "We have had the capability to support significantly greater revenue than we have achieved. This restructuring brings our organization more into line with our current prospects, and enables us to put our resources into the areas where we believe we can achieve the greatest impact for our efforts. The reorganization is expected to result in annualized savings of approximately $32 million over fiscal year 2001 compared to Q3 2000 run rates. The company expects to incur a $12 million restructuring charge in the fourth quarter of fiscal year 2000. The key, however, is the retooling of our organization to focus on the opportunities at hand."

      N.E.T.'s broadband proposition is initially centered around the company's existing technology, the Promina 4000, which provides a superior ATM switching fabric as noted in recent testing by The Tolly Group. Additional engineering goals have been targeted for the second and fourth quarters of this year with efforts that will give it a unique yet vital role in the development of the next generation broadband network for service providers. The company will announce its broadband product strategy at the service provider-focused SuperComm trade show in June of this year.

      "We have every opportunity for success," concluded Whyte. "The broadband market is beginning to emerge, we have a compelling product strategy, we have the principal technology elements and we have the experience in building networks. Our challenge is to execute on our broadband strategy. I believe N.E.T. is up to the challenge and our people understand the renewed focus this reorganization brings."

About N.E.T.

      Network Equipment Technologies, Inc. (N.E.T.), headquartered in Fremont, CA, is a leading worldwide supplier of multiservice wide area networks used by service providers, government organizations and enterprises in more than 75 countries. N.E.T. multiservice WANs


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and ATM products integrate voice, data, and video traffic with ATM, frame relay,
IP and ISDN capabilities. The company is certified to the worldwide ISO 9001 standard for design, manufacturing and service. Join us at the first address in networking: http://www.net.com for further information.

      Statements made in this press release, including those related to prospects for the expansion of and markets for broadband technology and the change in the market for narrowband or circuit technology, the significance to N.E.T. of the FlowWise acquisition, the Company's broadband strategy, estimated cost reductions from the restructuring, the restructuring charge expected in the Company's fourth quarter, and the impact of the reorganization on the Company are forward-looking. Investors are cautioned that these statements are based upon current expectations, forecasts and assumptions that involve risks and uncertainties that may cause actual results, events and/or company performance to differ materially. Among other risks and uncertainties, the narrowband market may change more rapidly than anticipated and/or the broadband market may not expand as quickly as anticipated, in either case impacting N.E.T. revenue. Additionally, N.E.T. may not realize the anticipated benefits from the FlowWise acquisition due to an inability to successfully integrate the FlowWise products and/or engineers and/or because competition, technology changes and other factors may force changes in N.E.T.'s broadband strategy that may impact the significance of the FlowWise acquisition. N.E.T. may not be able to successfully implement its proposed organizational changes, these organizational changes may not have the desired effect, or N.E.T. may lose a significant number of employees as a result of the organizational changes thereby impacting its ability to be successful in the broadband market. Additionally, the telecommunications equipment industry is highly volatile and characterized by rapid technology changes and the entrance of numerous start-up companies, making it difficult to predict with certainty the direction of this market. Cost reductions and the expected restructuring charges are estimates based upon preliminary information and certain assumptions that management believes appear to be reasonable at this time. In addition to the factors set forth in this Release, the factors identified in N.E.T.'s filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K as applicable, could also affect the forward-looking statements contained in this press release. N.E.T. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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N.E.T. is a trademark and the N.E.T. logo is a registered trademark of Network
Equipment Technologies, Inc.


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